EXHIBIT 99.1

America’s Car-Mart, Inc. Regains Compliance With Nasdaq Filing Requirements

ROGERS, Ark., Aug. 14, 2025 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ: CRMT) (“Car-Mart” or the “Company”), today announced that, the Company has regained compliance with the periodic filing requirement under The Nasdaq Stock Market LLC Listing Rule 5250(c)(1) (the “Rule”) based on the Company’s filing of its Annual Report on Form 10-K for the fiscal year ended April 30, 2025 with the U.S. Securities and Exchange Commission on August 8, 2025. The Company received a notice from the Listing Qualifications Department of The Nasdaq Stock Market on August 13, 2025, confirming the Company’s compliance with the Rule and stating that the matter is now closed.

About America’s Car-Mart, Inc.

The Company operates automotive dealerships in 12 states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in smaller cities throughout the South-Central United States, selling quality used vehicles and providing financing for substantially all of its customers. For more information about America’s Car-Mart, including investor presentations, please visit our website at www.car-mart.com.

Contact:

SM Berger & Company
Andrew Berger, Managing Director
andrew@smberger.com
(216) 464-6400